AMENDMENT NO. 1
TO
DISTRIBUTION AGREEMENT

This AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT (this "Amendment") is executed to be effective as of the 23 day of November, 2011, by and between Juventas, LLC, a Texas limited liability company ("Juventas") and Wound Care Innovations, LLC, a Nevada limited liability company ("WCI").

WHEREAS, Juventas and WCI entered into that certain Distribution Agreement dated as of March 8, 2011 (the "Distribution Agreement");

WHEREAS, Juventas and WCI desire to amend certain provisions of the Distribution Agreement;

THEREFORE, in consideration of the foregoing, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. **DEFINITIONS**

All capitalized terms used herein and not otherwise defined herein have the meanings given to those terms in the Distribution Agreement as amended hereby.

Section 2. **AMENDMENT TO DISTRIBUTION AGREEMENT**

2.1 The Distribution Agreement is hereby amended by deleting Section 1.14 in it's entirety and replacing it with the following:

"1.14. Minimum Sales Levels" means the following amount of sales of Product by Distributor: (i) during the initial twelve-month period of the Term there shall be no minimum sales required, (ii) during the second twelve-month period of the Term (as hereinafter defined), a minimum of $500,000 during the last month of the second twelve-month period; (iii) during the third twelve-month period of the Term, an aggregate minimum of $9,000,000 in sales during such period; (iv) during the fourth twelve-month period of the Term, an aggregate minimum of $12,000,000 in sales during such period; and (iv) during each twelve-month period during the remainder of the Term, a minimum of $15,000,000 in sales during each such twelve-month period."

2.2 The Distribution Agreement is hereby amended by deleting Section 2.1 in it's entirety and replacing it with the following:

"2.1 (a) Subject to the terms and conditions of this Agreement, and except with respect to (i) the any sales of any products, including the Product, outside the Territory, (ii) any sales of Non-Powder Products anywhere in the world, including, without limitation, the Territory, (iii) any sales of any products that do not constitute Product or Non-Powder Products; and (iv) as otherwise expressly provided in this Agreement, and during

the Term (as herein defined) the Company hereby appoints and grants to Distributor, and Distributor hereby accepts from the Company, the exclusive right to distribute, market and sell the Product for External Wound Care in the Field of Use in the Territory. For the avoidance of doubt, the Company shall not (i) grant any person or entity the right to distribute the Product for External Wound Care in the Field of Use within the Territory or (ii) distribute the product directly to any person or entity for External Wound Care in the Field of Use within the Territory."

2.3 The Distribution Agreement is hereby amended by deleting Section 7.3 in it's entirety and replacing it with the following:

"7.3 The following provisions shall apply with respect to the Minimum Sales Levels:

(a) In the event that Distributor does not meet the Minimum Sales Levels during the second twelve-month period of the Term, then, during the third twelve-month period of the Term and notwithstanding any provision in this Agreement to the contrary, including Section 7.1(c), Distributor shall make quarterly payments to the Company equal to eighty percent (80%) of the Gross Profit on sales of the Product during each quarter during such period to the Existing Customers. Each such payment shall be made by Distributor by wire transfer to an account designated by the Company and shall be made within fifteen (15) days after each quarter during such period.

(b) In the event that Distributor does not meet the Minimum Sales Levels during any twelve-month period of the Term following the second twelve-month period, then, notwithstanding any provision in this Agreement to the contrary, the Company shall have the option, in its sole discretion, and upon written notice to Distributor, to either:

(i) Permit Distributor to continue as the exclusive Distributor of the Product in the Territory so long as Distributor pays to the Company an amount equal to the difference between (A) the Powder Products Royalties that would have been paid to the Company by Distributor during the applicable twelve-month period had Distributor achieved the Minimum Sales Level for such twelve-month period; less (B) the actual amount of Powder Product Royalties paid to the Company by Distributor during the applicable twelve-month period;

(ii) Convert the exclusive rights granted to Distributor pursuant to Section 2 of this Agreement to nonexclusive rights for the remainder of the Term (meaning that the Company can, on its own or through one or more distributors, resellers or other persons or entities, distribute, market and sell the Product for External Wound Care in the Field of Use in the Territory); or

(iii) Terminate this Agreement.

(c) Notwithstanding the provisions of the foregoing Section 7.3(b), in the event that the Parties reasonably conclude that Distributor is unlikely to achieve the Minimum Sales Level of an aggregate minimum of $9,000,000 for the third twelve-month period of the Term, then, not later than sixty (60) days prior to the end of the third twelve-month period of the Term, the Parties shall enter into good faith negotiations with respect to potential revisions to the terms of Sections 7.3(b)(i), 7.3(b)(ii), and 7.3(b)(iii); provided, however, that, notwithstanding the foregoing, the Company shall have no obligation to agree to revise any such provisions and retains all rights permitted to it pursuant to the foregoing provisions. Any revisions shall be made by written agreement, signed by both parties in accordance with Section 16.4 of this Agreement."

Section 3. **MISCELLANEOUS**

3.1 Governing Law. This Amendment shall be governed by and construed in accordance with the internal substantive laws (and not the conflict laws) of the State of Texas.

3.2 Agreement in Effect. Except as amended by this Amendment, the Agreement remains in full force and effect without modification waiver or amendment.

3.3 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Distribution Agreement as of the date first written above.

WOUND CARE INNOVATIONS, LLC

By: ______________________________
Scott A. Haire, Chief Executive Officer

JUVENTAS, LLC

By: ______________________________
Printed Name: ______________________________
Title: ______________________________

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Distribution Agreement as of the date first written above.

WOUND CARE INNOVATIONS, LLC

By: ____________________________
Scott A. Haire, Chief Executive Officer

JUVENTAS, LLC

By: ____________________________
Printed Name: Jeffrey Ott
Title: CEO